Exhibit (k)(3)

Execution Copy

SUB-ADMINISTRATION AND ACCOUNTING AGREEMENT

This Sub-Administration and Accounting Agreement (“Agreement”) dated and effective as of August 26, 2014, is by and among State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”), and NexPoint Advisors, L.P., a Delaware limited partnership (the “Administrator”, and together with the Sub-Administrator, the “Parties”).

WHEREAS, NexPoint Capital, Inc. (the “Company”), is a closed-end, management investment company that has filed a registration statement on Form N-2 (the “Registration Statement”) under the Securities Act of 1933, as amended, and elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”) and as a regulated investment company for U.S. federal income tax purposes;

WHEREAS, the Administrator furnishes certain administrative and accounting services to the Company pursuant to an administration agreement dated August 18, 2014 (the “Administration Agreement”); and

WHEREAS, the Administrator desires to retain the Sub-Administrator to furnish certain administrative and accounting services to the Company, and the Sub-Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties hereto agree as follows:

1.	APPOINTMENT OF ADMINISTRATOR

The Administrator hereby appoints the Sub-Administrator to provide certain administrative and accounting services to the Company for the period and on the terms set forth in this Agreement. The Sub-Administrator accepts such appointment and agrees to render the services stated herein. The Sub-administrator shall be under no duty to take any action hereunder on behalf of the Company or the Administrator, except as specifically set forth herein or as may be specifically agreed to by the Administrator and Sub-administrator in a written amendment hereto. Sub-administrator shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third-party service providers engaged by the Administrator or by any other third-party service provider to the Administrator.

2.	DELIVERY OF DOCUMENTS

The Administrator will promptly deliver to the Sub-Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.	The Company’s certificate of incorporation and bylaws;

b.	The Company’s Registration Statement and each Prospectus (“Prospectus”) relating to the Company and all amendments and supplements thereto as in effect from time to time;

c.	Certified copies of the resolutions of the Board of Directors of the Administrator authorizing (1) the Administrator to enter into this Agreement and (2) certain individuals on behalf of the Administrator to (a) give instructions to the Sub-Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the Administration Agreement; and

e.	Such other certificates, documents or opinions which the Sub-Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	REPRESENTATIONS AND WARRANTIES OF THE SUB-ADMINISTRATOR

The Sub-Administrator represents and warrants to the Administrator that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Sub-Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Sub-Administrator or any law or regulation applicable to it.

4.	REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to the Sub-Administrator that:

a.	It is a limited partnership duly organized, existing and in good standing under the laws of the State of Delaware;

b.	It has the requisite power and authority under applicable laws and by its limited partnership agreement to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into, perform and receive services pursuant to this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement;

e.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it; and

f.	With respect to the Company:

(1)	The Company is an investment company properly registered with the SEC under the 1940 Act (or will be upon the effectiveness of the Registration Statement);

(2)	The Company has elected to be regulated as a business development company under the 1940 Act and it has elected to be treated for federal income tax purposes, and intends to qualify annually thereafter, as a regulated investment company under the Internal Revenue Code of 1986, as amended (the “Code”);

(3)	A Registration Statement will be filed for the Company registered under the 1933 Act and such Registration Statement will become effective when accepted by the SEC and shall then remain effective during the offering period.

(4)	As of the effective date of the Registration Agreement, all necessary filings under the securities laws of the states in which the Company offers or sells its shares have been made.

5.	SUB-ADMINISTRATION AND ACCOUNTING SERVICES

The Sub-Administrator shall provide the services listed on Schedules A, subject to the authorization and direction of the Administrator and, in each case where appropriate, the review and comment by the Company’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Administrator and the Sub-Administrator.

The Sub-Administrator shall perform such other services for the Company that are mutually agreed to by the Parties from time to time, for which the Administrator will pay such fees as may be mutually agreed upon, including the Sub-Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Sub-Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6.	FEES; EXPENSES; EXPENSE REIMBURSEMENT

The Sub-Administrator shall receive from the Administrator with respect to the Company such compensation for the Sub-Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the Parties. In addition, the Administrator shall reimburse the Sub-Administrator for its reasonable out-of-pocket costs incurred in connection with this Agreement. All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

The Administrator agrees promptly to reimburse the Sub-Administrator for any equipment and supplies specially ordered by or for the Company through the Sub-Administrator and for any other expenses not contemplated by this Agreement that the Sub-Administrator may incur on the Administrator’s or the Company’s behalf, in all such cases, at the request or consent of an officer of the Company or the Administrator or any other person duly authorized by the Company’s board of directors.

The Administrator acknowledges and agrees that the Company will bear all expenses that are incurred in the operation of the Company and not specifically assumed by the Sub-Administrator. Expenses to be borne by the Company include, but are not limited to: organizational and offering expenses; cost of services of independent accountants and outside legal and tax counsel; cost of any services contracted for by the Administrator or the Company directly from parties other than the Sub-Administrator; brokerage fees and commissions; investment advisory fees; taxes; insurance premiums; costs incidental to any meetings of stockholders; printing, distribution and mailing of any proxy materials; independent director fees and expenses; costs associated with the Company’s reporting and compliance obligations under the 1940 Act and applicable U.S. federal and state securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and Directors & Officers/Errors & Omissions (“D&O/E&O”) insurance; and the cost of independent pricing services used in computing the Company’s net asset value.

The Sub-Administrator is authorized to and may employ, associate or contract with such person or persons as the Sub-Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Sub-Administrator, and that the Sub-Administrator shall be as fully responsible to the Administrator for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7.	PROPER INSTRUCTIONS AND ADVICE

At any time, the Sub-Administrator may apply to any officer of the Company or the Administrator or his or her designee for instructions and may consult with its own legal counsel (at the expense of the Sub-Administrator) or outside counsel for the Company or the independent accountants for the Company at the expense of the Administrator, with respect to any matter arising in connection with the services to be performed by the Sub-Administrator under this Agreement.

The Sub-Administrator shall not be liable, and shall be indemnified by the Administrator, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Sub-Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Company or the Administrator. Nothing in this Section shall be construed as imposing upon the Sub-Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.	LIMITATION OF LIABILITY AND INDEMNIFICATION

The Sub-Administrator shall be responsible for the performance of only such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Sub-Administrator shall have no liability in respect of any loss, damage or expense suffered by the Company or the Administrator insofar as such loss, damage or expense arises from the performance of the Sub-Administrator’s duties hereunder in reliance upon records that were maintained for the Company or the Administrator by entities other than the Sub-Administrator prior to the Sub-Administrator’s appointment as sub-administrator for the Company. The Sub-Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the negligence, bad faith, willful misconduct or fraud of the Sub-Administrator, its officers or employees.

The Sub-Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Sub-Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Administrator and Company under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Administrator and Company including, but not limited to, any liability relating to qualification of the Company as a regulated investment company or any liability relating to the Company’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Sub-Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Sub-Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2014 shall be the date of this Agreement through December 31, 2014, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2015 and terminating on December 31, 2015 shall be the date of this Agreement through December 31, 2014, calculated on an annualized basis.

The Sub-Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Administrator shall indemnify and hold the Sub-Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable customary fees and expenses for counsel, incurred by the Sub-Administrator resulting from any claim, demand, action or suit in connection with the Sub-Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Company or the Administrator or upon reasonable reliance on information or records given or made by the Administrator, the Company or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator, its officers or employees in cases of its or their own negligence, bad faith, willful misconduct or fraud.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.    CONFIDENTIALITY

The Parties agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. Neither Party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the other Party. Notwithstanding the foregoing, each party acknowledges that the other Party may provide access to and use of confidential information relating to the other Party to the disclosing Party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement for a period of three (3) years.

10.	COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

The Administrator assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to the Administrator or the Company.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Administrator agrees that all records that it maintains for the Company shall at all times remain the property of the Company, shall be readily accessible by the Company during normal business hours, and shall be promptly surrendered to the Company upon the termination of the Agreement by the Company or otherwise on written request. The Sub-Administrator farther agrees that all records that it maintains for the Company pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records of the Company may be surrendered either in writing or in machine-readable form, at the option of the Sub-Administrator.

11.	SERVICES NOT EXCLUSIVE

The services of the Sub-Administrator are not to be deemed exclusive, and the Sub-Administrator shall be free to render similar services to others. The Sub-Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Administrator from time to time, have no authority to act or represent the Company or the Administrator in any way or otherwise be deemed an agent of the Company or the Administrator.

12.	EFFECTIVE PERIOD AND TERMINATION

This Agreement shall become effective as of its execution, shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual agreement of the Parties hereto and may be terminated by either Party by an instrument in writing delivered or mailed, postage prepaid to the other Party, such termination to take effect not sooner than sixty (60) days after the date of such delivery or mailing. Upon termination of this Agreement, the Administrator shall pay to the Sub-Administrator, for all services rendered prior to termination, its compensation due and shall reimburse the Sub-Administrator for its reasonably incurred costs, expenses and disbursements.

13.	NOTICES

All notices and other communications as required or permitted hereunder shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, by overnight delivery through a commercial courier service, or posted by certified mail, return receipt requested, to the following address (or such other address as a Party may specify by written notice to the other):

If to the Administrator:

NexPoint Advisors, L.P.

300 Crescent Court

Suite 700

Dallas, Texas 75201

Attention: Brian Mitts

Facsimile: 972-628-4147

If to the Sub-Administrator:

State Street Bank and Trust Company

P.O. Box 5049

Boston, MA 02206-5049

Attention: Fund Administration Legal Department,

Senior Managing Counsel

Facsimile: 617-662-2919

14.	AMENDMENT

This Agreement may be amended at any time in writing by mutual agreement of the Parties hereto.

15.	ASSIGNMENT

This Agreement shall not be assigned by a Party without the prior consent in writing of the other party, except that the Sub-Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Sub-Administrator.

16.	SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Administrator and the Sub-Administrator and their respective successors and permitted assigns.

17.	DATA PROTECTION

The Sub-Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Company’s stockholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

18.	ENTIRE AGREEMENT

This Agreement contains the entire understanding between the Parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

19.	WAIVER

The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such Party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving Party.

20.	SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

21.	GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York, without regard to its conflicts of law provisions.

22.	REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The Parties hereto agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a Party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

23.	COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

NEXPOINT ADVISORS, L.P.

By:	/s/ Brian Mitts
Name:	Brian Mitts
Title:	Secretary

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

MASTER ADMINISTRATION AND ACCOUNTING AGREEMENT

SCHEDULE A

LIST OF SERVICES

I.	Treasury Services as described in Schedule A1 attached hereto;

II.	Fund Administration Tax Services as described in Schedule A2 attached hereto;

III.	Fund Administration Legal Services as described in Schedule A3 attached hereto;

IV.	[Reserved];

V.	[Reserved]; and

VI.	Accounting Services as described in Schedule A6 attached hereto.

MASTER ADMINISTRATION AND ACCOUNTING AGREEMENT

SCHEDULE A1

Administration Treasury Services

a.	Coordinate the audit of the Company’s financial statements by the Company’s independent accountants, including the preparation of supporting audit work papers and other schedules;

b.	Prepare for the review by designated officer(s) of the Company financial information for financial reports (e.g., financial statements, schedules and notes) required to be included in and filed with the SEC as part of or in connection with the Company’s (i) annual reports on Form 10-K Item 8, quarterly reports on Form 10-Q Item 1, and other periodic and current reports (as mutually agreed upon); and (ii) Registration Statements, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

c.	Monitor the Company’s expense budget, as provided by the Company, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the expenses of the Company and its Subsidiaries, review calculations of fees paid to the Company’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

d.	As applicable and as reasonably requested by the Company provide periodic testing of the Company with respect to compliance with the requirements of the SEC, the Code, the requirements of the 1940 Act and limitations contained in the Registration Statement for the Company in effect as of the date of this Agreement, or as may be mutually agreed upon for any requirements of the SEC, the Code, the requirements of the 1940 Act and limitations contained in the Registration Statement for the Company that become effective after the date of this Agreement, including monthly and quarterly compliance reporting to the designated officer(s) of the Company, as well as preparation of Board compliance materials, maintenance of a compliance testing matrix and the performance of related annual updates, and the provision of warnings and alerts of violations;

e.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Sub-Administrator;

f.	Prepare and furnish total return performance information for the Company, including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Company management;

g.	Prepare and disseminate vendor survey information; and

h.	Maintain certain books and records of the Company as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon.

SCHEDULE A2

Fund Administration Tax Services

a.	Prepare annual tax basis provisions for both excise and income tax purposes, including wash sales and all tax financial statement disclosure;

b.	Prepare the Company’s annual federal, state, and local income tax returns and extension requests for review and for execution and filing by the Company’s independent accountants and execution and filing by the Company’s treasurer, including Form 1120-RIC, Form 8613 and Form 1099-MISC;

c.	Prepare annual shareholder reporting information relating to Form 1099-DIV;

d.	Preparation of financial information relating to Form 1099-DIV, including completion of the ICI Primary and Secondary forms, Qualified Dividend Income, Dividends Received Deduction, Alternative Minimum Tax, Foreign Tax Credit, United States Government obligations;

e.	Review annual minimum distribution calculations (income and capital gain) for both federal and excise tax purposes prior to their declaration; and

f.	Participate in discussions of potential tax issues with the Company and the Company’s audit firm.

Tax services, as described in this Schedule, do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.

SCHEDULE A3

Fund Administration Legal Services

a.	Prepare the agenda and resolutions for all requested Board and committee meetings, make presentations to the Board and committee meetings where appropriate or upon reasonable request, prepare minutes for such Board and committee meetings and attend the Company’s shareholder meetings and prepare minutes of such meetings;

b.	Prepare and mail quarterly and annual Code of Ethics forms for Directors who are not “interested persons” of the Company under the 1940 Act (the “Independent Directors”);

c.	Prepare for filing with the SEC the following documents: all amendments to the Registration Statement, including updates of the Prospectus and SAI for the Company and any sticker supplements to the Prospectus and SAI for the Company;

d.	Prepare for filing with the SEC proxy statements and provide consultation on proxy solicitation matters;

e.	Maintain general Board calendars and regulatory filings calendars;

f.	Maintain copies of the Company’s Certificate of Incorporation and By-laws;

g.	Assist in developing guidelines and procedures to improve overall compliance by the Company;

h.	Assist the Company in the handling of routine regulatory examinations of the Company and work closely with the Company’s legal counsel in response to any non-routine regulatory matters;

i.	Maintain awareness of significant emerging regulatory and legislative developments that may affect the Company, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate; and

j.	Coordinate with insurance providers, including soliciting bids for D&O/E&O insurance and fidelity bond coverage, file fidelity bonds with the SEC and make related Board presentations.

MASTER ADMINISTRATION AND ACCOUNTING AGREEMENT

SCHEDULE A6

Accounting Services

a.	Process trade file transmitted by the Administrator or the Company on trade-date +1, subject to timely receipt by Sub-Administrator of necessary information. The trade file from the Administrator and/or Company will include security identifier, quantity, price, and other pertinent information required to process each trade;

b.	Obtain and provide final quarter-end Net Asset Value (“NAV”) for the Company, timing of delivery to be agreed upon by Sub-Administrator and the Administrator and subject to the timely receipt by Sub-Administrator of necessary information from third parties;

c.	Reconcile the Company’s cash holdings with the records of the Company’s custodian;

d.	Prepare and provide monthly calculation of management fees and book accruals for legal, accounting and any other third party fees and expenses as required and as directed by the Administrator;

e.	Calculate monthly final NAV for the Company based solely on information provided by the Administrator and/or Company or as otherwise directed and based upon information provided by the Company. The timing of delivery of such calculations will be agreed upon by Sub-Administrator and the Administrator and is subject to the timely receipt by Sub-Administrator of necessary information from the Administrator and/or the Company;

f.	Prepare unaudited monthly trial balance for the Company (the Sub-Administrator will not prepare the financial statements of the Company);

g.	Maintain accounting books and records for the Company; and

h.	Adhere to U.S. generally accepted accounting principles except as otherwise directed by the Administrator or the Company.